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Board of Directors
BioPulse International, Inc.


We have reviewed the accompanying consolidated balance sheets of BioPulse International, Inc., as of October 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the three months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our review.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial statements consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.


/S/ Crouch, Bierwolf & Associates
Salt Lake City, Utah 84111
December 18, 2000